Exhibit 10.1

May 10, 2018

Tim Bensley

4 Sound View Terrace

Greenwich, CT 06830

Dear Tim,

Congratulations! We are delighted to offer you the opportunity to share in our mission of making incredible home cooking accessible to everyone. We are confident that your skills and experience will be an asset to our company, and are excited for you to become a part of our team.

This letter confirms our previous conversations regarding the employment opportunity available to you with Blue Apron, LLC (the “Company”), an affiliate of Blue Apron Holdings, Inc. (“Blue Apron” and, collectively with its affiliates, including the Company, the “Company Group”), and sets forth the terms and conditions of that employment.

The Company hereby offers you full-time employment as Chief Financial Officer of Blue Apron beginning on or about May 21, 2018 with an annual base salary of $400,000.00 at the Company's offices located in New York, New York (Flatiron). Your position is classified as exempt from the state and federal wage and hour laws, so you will not receive any overtime pay.

Equity

If you decide to join the Company, it will be recommended to Blue Apron’s Board of Directors that Blue Apron grant you an equity award having a target value of $750,000 (the “New Hire Grant”). Your New Hire Grant will vest over four years in accordance with the vesting schedule applicable to such equity award. This New Hire Grant will be subject to the terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the award agreement applicable to the New Hire Grant, including vesting requirements. In addition, in connection with the Company’s annual employee review process, you will also be eligible to receive an annually recurring equity award having a target value equal to the target value of your New Hire Grant (the “Annual Grant”), subject to the approval of Blue Apron’s Board of Directors at such time. In order to be eligible for the next Annual Grant, you must commence employment with the Company prior to November 1. Your Annual Grant will vest over four years in accordance with the vesting schedule applicable to such equity award, and shall be subject to the terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the award agreement applicable to the Annual Grant, including vesting requirements.

In addition, if you decide to join the Company, it will also be recommended to Blue Apron’s Board of Directors that Blue Apron grant you a one-time, performance-based option (the “Performance Option”) to purchase up to the number of shares of Blue Apron’s Class A Common Stock (the “Common Stock”) equal to the number of equity securities to be awarded pursuant to your New Hire Grant, at a price per share equal to the fair market value per share of Common Stock on the date of grant, which is anticipated to be the closing price of the Common Stock on the New York Stock Exchange on the date of grant (or, if the date of grant is not a trading day, the closing price on the immediately preceding trading day). Vesting of your Performance Option is subject to Blue Apron achieving certain stated performance goals during the measurement period and the vesting schedule applicable to such option, as described to you by the Company. This Performance Option will be subject to the terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the award agreement applicable to the Performance Option, including vesting requirements.

Bonus

You will be eligible to receive a discretionary bonus on an annual basis with a target of 75% of your annual base salary, subject to both your and the Company’s performance. Your bonus payment will be prorated based on your start date with the Company if you started after the 1st of the year of the current measurement period (January 1 through December 31 of such year). Your payment amount will be based on your performance against the goals you outline and align on with your manager and based on overall Company performance. You must be employed by the Company on the date bonus payments are made to receive such bonus award.

Executive Severance Benefits Plan

If you decide to join the Company, it will also be recommended to Blue Apron’s Board of Directors that you be designated as a “Covered Employee” under Blue Apron’s Executive Severance Benefits Plan and thus be eligible to receive the associated benefits thereunder.

Terms and Conditions

During the period of your employment, you shall (a) devote your entire working time for or at the direction of the Company Group, (b) use your best efforts to complete all assignments, and (c) adhere to the Company Group’s procedures and policies in place from time-to-time. During your employment with the Company, you may not engage in any other paid activities without the prior written consent of an authorized officer of the Company or Blue Apron or any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company Group.

During your employment with the Company you will be entitled to participate in all of our then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs, when the Company establishes such plans. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company Group’s, or any of its users’, vendors’, or affiliates’, trade secrets, confidential and proprietary information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Chief Executive Officer or General Counsel of Blue Apron. You also will be required to execute an employee non-disclosure and invention assignment agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter.

This offer of employment with the Company is contingent upon our satisfactory completion of reference checks, drug testing and proof of your authorization to work in the United States. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee. Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time for any reason or no reason, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Chief Executive Officer of Blue Apron, and such agreement is expressly acknowledged as an employment contract.

I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding. This offer must be accepted on or before May 11, 2018 and will be deemed to have been withdrawn if your executed acceptance of this offer, together with the signed Covenants Agreement, is not received by the undersigned on or before the above referenced date.

Sincerely,

/s/ Brad Dickerson

_______________________

Brad Dickerson, CEO

Agreed and accepted as of the

date set forth below:

/s/ Tim Bensley

_______________________

Tim Bensley

Date: May 10, 2018